Exhibit 99.1

MRC Global Announces Second Quarter 2022 Results

Houston, TX – August 8, 2022 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves, fittings and infrastructure products and services to diversified energy, industrial and gas utilities' end-markets, today announced second quarter 2022 results.

Net income attributable to common stockholders for the second quarter of 2022 was $8 million, or $0.09 per diluted share, as compared to the second quarter of 2021 net loss of ($2) million, or ($0.02) per diluted share. Adjusted net income attributable to common stockholders for the second quarter of 2022 was $23 million, or $0.27 per diluted share, as compared to the second quarter of 2021 adjusted net income of $6 million, or $0.08 per diluted share.

MRC Global’s second quarter 2022 gross profit was $151 million, or 17.8% of sales, as compared to the second quarter 2021 gross profit of $112 million, or 16.3% of sales. Gross profit for the second quarter of 2022 and 2021 includes $20 million and $11 million, respectively, of expense in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted gross profit, which excludes (among other items) the impact of LIFO, was $181 million, or 21.3% of sales, for the second quarter of 2022 and was $134 million, or 19.5% of revenue, for the second quarter of 2021.

Second Quarter 2022 Financial Highlights:

- Sales of $848 million, a 14% sequential increase and a 24% improvement over the same quarter a year ago

- Adjusted EBITDA of $65 million, 7.7% of sales, the highest quarterly adjusted EBITDA margin since 2014

- Adjusted Gross Profit, as a percentage of sales, of 21.3%, an increase of 80 basis points compared to the first quarter of 2022

- Backlog increased 12% compared to the first quarter of 2022 and up 43% compared to year end 2021

Rob Saltiel, MRC Global’s President and CEO stated, “Strong double-digit growth in each of our end-market sectors drove second quarter revenue of $848 million, a 14% sequential improvement, while adjusted EBITDA margin was 7.7%, our best quarterly result since 2014. The gas utilities and downstream, industrial and energy transition (DIET) sectors led the sequential improvement and combined represent 68% of our revenue for the quarter. Our targets for the full year remain at $3.3 billion of revenue and $230 million of adjusted EBITDA, supported by strong business fundamentals and our growing backlog, which increased 12% sequentially."

Adjusted EBITDA was $65 million in the second quarter of 2022 compared to $36 million for the same period in 2021.

Selling, general and administrative (SG&A) expenses were $120 million, or 14.2% of sales, for the second quarter of 2022 compared to $102 million, or 14.9% of sales, for the same period in 2021. Adjusted SG&A of $101 million for the second quarter of 2021 excludes $1 million of facility closure costs.

Adjusted net income attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted SG&A, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

An income tax expense of $6 million was incurred in the second quarter of 2022, with an effective tax rate of 30%, as compared to income tax expense of $1 million for the second quarter of 2021. Our rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates. The effective tax rate for the three months ended June 30, 2022, was higher primarily due to unbenefited foreign losses.

Sales

The company’s sales were $848 million for the second quarter of 2022, which was 14% higher than the first quarter of 2022 and 24% higher than the second quarter of 2021. As compared to the second quarter of 2021, all sectors grew double-digit percentages, led by the gas utilities and DIET sectors followed by the upstream production and midstream pipeline sectors. Sequentially, all sectors increased double-digit percentages led by the gas utilities and DIET sectors, as well.

Sales by Segment

U.S. sales in the second quarter of 2022 were $717 million, up $159 million, or 28%, from the same quarter in 2021. The gas utilities sector revenue increased $44 million, or 16%, driven by increased activity levels related to our customers' integrity upgrade programs, smart meter programs and seasonal demand. DIET sector sales increased $62 million, or 46%, from increased renewable biofuel projects and additional turnaround project and maintenance spending for both refining and chemicals customers. Upstream production sector sales increased by $36 million, or 44%, primarily due to increased customer spending for well completions as oil and gas market conditions have improved. Midstream pipeline sector sales improved $17 million, or 23%, driven by new gathering and processing infrastructure as a result of increased production levels.

Sequentially, as compared to the first quarter, U.S. sales increased $99 million, or 16%, as all sectors were up double-digits, led by the gas utilities sector, which increased $43 million, or 16%, as construction season is underway, and customers take delivery for planned projects. The DIET sector was up $29 million, or 17%, as biofuels project activity, turnaround, and maintenance activity increased. The upstream production and midstream pipeline sectors were up 16% and 14%, respectively, as higher customer capital spending drove increased well completions and production levels.

Canada sales in the second quarter of 2022 were $40 million, up $10 million, or 33%, from the same quarter in 2021, driven by the upstream production sector from increased customer capital budgets due to supportive commodity prices.

Sequentially, as compared to the prior quarter, Canada sales declined $3 million, or 7%, due to seasonality from spring break-up in the upstream production sector.

International sales in the second quarter of 2022 were $91 million, down $7 million, or 7%, from the same period in 2021 primarily due to a $10 million unfavorable impact from weaker foreign currencies, as the underlying business experienced growth in the upstream sector primarily in Norway and Australia from improved market conditions.

Sequentially, as compared to the previous quarter, International sales increased $10 million, or 12%, as all sectors improved, led by the upstream production and DIET sectors, despite a $4 million unfavorable impact from weaker foreign currencies. Upstream production increased as customer activity expanded in Norway and Australia as a result of supportive commodity prices and an increase in oil demand post-pandemic. The DIET sector increased in New Zealand and the Netherlands including energy transition projects.

Sales by Sector

Gas utilities sector sales, which is primarily U.S. based, were $314 million, in the second quarter of 2022, or 37% of total sales, an increase of $45 million, or 17%, from the second quarter of 2021.

Sequentially, as compared to the first quarter, the gas utilities sector grew $43 million, or 16%, driven by the U.S.

Downstream, industrial and energy transition sector sales in the second quarter of 2022 were $259 million, or 31% of total sales, an increase of $68 million, or 36%, from the second quarter of 2021. The increase in DIET sector sales was driven by the U.S. segment.

Sequentially, as compared to the previous quarter, sales in the DIET sector were up $33 million, or 15%, driven by the U.S.

Upstream production sector sales in the second quarter of 2022 were $178 million, or 21% of total sales, an improvement of $35 million, or 24%, from the second quarter of 2021. The increase in upstream production sales was led by the U.S. segment, followed by Canada and partially offset by the International segment.

Sequentially, as compared to the prior quarter, upstream production sector sales increased $20 million, or 13%, driven by the U.S. segment.

Midstream pipeline sector sales in the second quarter of 2022 were $97 million, or 11% of total sales, an increase of $14 million, or 17%, from the second quarter of 2021, driven by the U.S. segment.

Sequentially, midstream pipeline sector sales increased $10 million, or 11%, driven by the U.S. segment primarily related to gathering and processing activity.

Backlog

As of June 30, 2022, the company's backlog is up 12% sequentially. The U.S. backlog is up 50% since year-end with all sectors up double-digits including a 66% increase in the gas utilities sector and a 48% increase in the DIET sector.

Balance Sheet and Cash Flow

Cash used in operations was ($50) million in the second quarter of 2022. As of June 30, 2022, the cash balance was $21 million, long-term debt (including current portion) was $356 million, and net debt was $335 million. Availability under the company’s asset-based lending facility was $529 million and available liquidity was $550 million as of June 30, 2022.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its second quarter 2022 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 9, 2022. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 23, 2022, and can be accessed by dialing 201-612-7415 and using pass code 13730617#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, upstream production, and midstream pipeline sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 205 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 250,000 SKUs from over 10,000 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves;  U.S. and international general economic conditions; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame;   significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products;  risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	June 30,	December 31,
	2022	2021

Assets
Current assets:
Cash	$21	$48
Accounts receivable, net	489	379
Inventories, net	555	453
Other current assets	36	19
Total current assets	1,101	899

Long-term assets:
Operating lease assets	197	191
Property, plant and equipment, net	85	91
Other assets	23	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	194	204
	$1,864	$1,671

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$433	$321
Accrued expenses and other current liabilities	79	80
Operating lease liabilities	34	33
Current portion of long-term debt	3	2
Total current liabilities	549	436

Long-term liabilities:
Long-term debt, net	353	295
Operating lease liabilities	181	177
Deferred income taxes	56	53
Other liabilities	23	32

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 107,816,687 and 107,284,171 issued, respectively	1	1
Additional paid-in capital	1,751	1,747
Retained deficit	(801)	(819)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(229)	(231)
	347	323
	$1,864	$1,671

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Sales	$848	$686	$1,590	$1,295
Cost of sales	697	574	1,303	1,080
Gross profit	151	112	287	215
Selling, general and administrative expenses	120	102	227	202
Operating income	31	10	60	13
Other (expense) income:
Interest expense	(5)	(6)	(11)	(12)
Other, net	(6)	1	(6)	1

Income before income taxes	20	5	43	2
Income tax expense	6	1	13	1
Net income	14	4	30	1
Series A preferred stock dividends	6	6	12	12
Net income (loss) attributable to common stockholders	$8	$(2)	$18	$(11)

Basic earnings (loss) per common share	$0.10	$(0.02)	$0.22	$(0.13)
Diluted earnings (loss) per common share	$0.09	$(0.02)	$0.21	$(0.13)
Weighted-average common shares, basic	83.6	82.6	83.4	82.5
Weighted-average common shares, diluted	84.9	82.6	84.6	82.5

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 30,	June 30,
	2022	2021

Operating activities
Net income	$30	$1
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	9	10
Amortization of intangibles	11	12
Equity-based compensation expense	6	7
Deferred income tax expense (benefit)	1	(1)
Increase in LIFO reserve	26	15
Provision for credit losses	-	3
Other	8	-
Changes in operating assets and liabilities:
Accounts receivable	(116)	(62)
Inventories	(136)	8
Other current assets	(18)	(16)
Accounts payable	116	86
Accrued expenses and other current liabilities	-	(16)
Net cash (used in) provided by operations	(63)	47

Investing activities
Purchases of property, plant and equipment	(5)	(4)
Other investing activities	(2)	2
Net cash used in investing activities	(7)	(2)

Financing activities
Payments on revolving credit facilities	(275)	(125)
Proceeds from revolving credit facilities	335	125
Payments on long-term obligations	(1)	(87)
Dividends paid on preferred stock	(12)	(12)
Repurchases of shares to satisfy tax withholdings	(2)	(2)
Net cash provided by (used in) financing activities	45	(101)

Decrease in cash	(25)	(56)
Effect of foreign exchange rate on cash	(2)	-
Cash -- beginning of period	48	119
Cash -- end of period	$21	$63

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
June 30,
	U.S.	Canada	International	Total
2022
Gas utilities	$311	$3	$-	$314
Downstream, industrial & energy transition	198	7	54	259
Upstream production	117	29	32	178
Midstream pipeline	91	1	5	97
	$717	$40	$91	$848
2021
Gas utilities	$267	$2	$-	$269
Downstream, industrial & energy transition	136	5	50	191
Upstream production	81	21	41	143
Midstream pipeline	74	2	7	83
	$558	$30	$98	$686

Six Months Ended
June 30,
	U.S.	Canada	International	Total
2022
Gas utilities	$579	$6	$-	$585
Downstream, industrial & energy transition	367	14	104	485
Upstream production	218	58	60	336
Midstream pipeline	171	5	8	184
	$1,335	$83	$172	$1,590
2021
Gas utilities	$476	$3	$-	$479
Downstream, industrial & energy transition	274	9	102	385
Upstream production	149	44	77	270
Midstream pipeline	143	6	12	161
	$1,042	$62	$191	$1,295

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Type	2022	2021	2022	2021
Line pipe	$132	$100	$244	$165
Carbon fittings and flanges	116	88	216	173
Total carbon pipe, fittings and flanges	248	188	460	338
Valves, automation, measurement and instrumentation	280	243	531	484
Gas products	198	162	382	296
Stainless steel and alloy pipe and fittings	58	36	94	65
General products	64	57	123	112
	$848	$686	$1,590	$1,295

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2022	of Revenue*	2021	of Revenue

Gross profit, as reported	$151	17.8%	$112	16.3%
Depreciation and amortization	4	0.5%	5	0.7%
Amortization of intangibles	6	0.7%	6	0.9%
Increase in LIFO reserve	20	2.4%	11	1.6%
Adjusted Gross Profit	$181	21.3%	$134	19.5%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2022	of Revenue*	2021	of Revenue

Gross profit, as reported	$287	18.1%	$215	16.6%
Depreciation and amortization	9	0.6%	10	0.8%
Amortization of intangibles	11	0.7%	12	0.9%
Increase in LIFO reserve	26	1.6%	15	1.2%
Adjusted Gross Profit	$333	20.9%	$252	19.5%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses to

Adjusted Selling, General and Administrative Expenses (a non-GAAP measure)

(in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Selling, general and administrative expenses	$120	$102	$227	$202
Facility closures (1)	-	(1)	-	(1)
Employee separation (2)	-	-	-	(2)
Adjusted Selling, general and administrative expenses	$120	$101	$227	$199

Notes to above:

(1)	Charges (pre-tax) associated with the exit of the Korea business recorded in the International segment.
(2)	Charges (pre-tax) related to employee separation of which $1 million is non-cash share-based compensation.

The company defines Adjusted Selling, general and administrative (SG&A) expenses as SG&A, less severance and restructuring expenses, employee separation costs, facility closures plus the recovery of supplier bad debt. The company presents Adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance without regard to items that can vary substantially from company to company. Among other things, Adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses Adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Net income	$14	$4	$30	$1
Income tax expense	6	1	13	1
Interest expense	5	6	11	12
Depreciation and amortization	4	5	9	10
Amortization of intangibles	6	6	11	12
Employee separation (1)	-	-	-	1
Increase in LIFO reserve	20	11	26	15
Equity-based compensation expense (2)	3	2	6	7
Foreign currency losses	7	1	7	1
Adjusted EBITDA	$65	$36	$113	$60

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A. $2 million relates to employee separation, of which, $1 million is recorded in equity-based compensation expense, in the first quarter of 2021.
(2)	Charges (pre-tax) recorded in SG&A. In 2021, $1 million relates to employee separation.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2022		June 30, 2022
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$8	$0.09	$18	$0.21
Increase in LIFO reserve, net of tax	15	0.18	20	0.24
Adjusted net income attributable to common stockholders	$23	$0.27	$38	$0.45

	Three Months Ended		Six Months Ended
	June 30, 2021		June 30, 2021
	Amount	Per Share	Amount	Per Share*

Net loss attributable to common stockholders	$(2)	$(0.02)	$(11)	$(0.13)
Increase in LIFO reserve, net of tax	8	0.10	11	0.14
Adjusted net income attributable to common stockholders	$6	$0.08	$-	$-

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the Company's blended statutory rate. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

June 30,
2022

Long-term debt, net	$353
Plus: current portion of long-term debt	3
Long-term debt	356
Less: cash	21
Net Debt	$335

Net Debt	$335
Trailing twelve months adjusted EBITDA	199
Leverage ratio	1.7

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. We define Net Debt as total long-term debt, including current portion, minus cash. We define our leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. We believe Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. We believe the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. We believe total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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